Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 08-0802

AECOM reports strong net income, operating income, revenue for third quarter of fiscal year 2008

•                  Third-quarter diluted earnings per share of 37 cents, up 42% from the same period last year.

•                  Net income for third quarter increased 59% year over year to $38.5 million.

•                  Operating income for third quarter increased 40% year over year to $64.2 million.

•                  Revenue for third quarter increased 20% year over year to $1.3 billion.

•                  Revenue, net of other direct costs, for the third quarter, increased 33% year over year to $853.3 million.

•                  Backlog at June 30, 2008, increased 15% year over year to $7.1 billion.

•                  Diluted earnings-per-share outlook raised to $1.34 to $1.37 for full fiscal year 2008.

LOS ANGELES (Aug. 7, 2008) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the third quarter of fiscal year 2008, which ended June 30, 2008.

AECOM reported net income of $38.5 million for the third quarter, or diluted earnings per share (EPS) of 37 cents.  These results represent an increase of 59% over net income of $24.2 million for the same period last year.  Operating income for the third quarter increased 40% year over year to $64.2 million.  For the first nine months of fiscal year 2008, AECOM reported net income of $103.8 million and operating income of $167.7 million, an increase of 46% and 48%, respectively.

Third-quarter revenue increased to $1.3 billion, 20% higher than the third quarter of fiscal year 2007.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  AECOM’s revenue, net of other direct costs, for the three months ended June 30, 2008, increased 33% compared to the same period last year, to $853.3 million.  For the first nine months of fiscal year 2008, AECOM reported revenue of $3.6 billion and revenue, net of other direct costs, of $2.3 billion, an increase of 14% and 31%, respectively.

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“Our third-quarter results were marked by strong global growth,” said John M. Dionisio, AECOM president and chief executive officer.  “During the quarter, we saw continued strength in our U.S. business, while our non-U.S. business performed even better.  Our non-U.S. revenue now represents 56% of our gross revenue.”

“We continue to see solid demand for our services globally throughout the infrastructure market,” said Dionisio.  “Projects such as our work in support of Qatar’s New Doha Port Project, the largest maritime project in the world; the Eisenhower Executive Office Building, within the White House complex in Washington, D.C.; the Hong Kong International Airport master plan; and the U.S. Navy Guam expansion project highlight the breadth and diversification of our success.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the third quarter of fiscal year 2008, the PTS segment reported revenue of $1.1 billion and operating income of $70.5 million, compared to revenue of $904.3 million and operating income of $48.8 million for the same period during fiscal year 2007.  This represents a 21% increase in revenue and a 44% increase in operating income year over year.  PTS revenue, net of other direct costs, increased 32% for the three months ended June 30, 2008, to $809.7 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the third quarter of fiscal year 2008, the MSS segment reported revenue of $224.2 million and operating income of $10.6 million, compared to revenue of $196.3 million and operating income of $9.3 million for the same period during fiscal year 2007.  This represents a 14% increase in revenue and a 15% increase in operating income year over year.  Segment results for the quarter were positively affected by the release of key task orders and the resolution of government contract negotiations.  MSS revenue, net of other direct costs, increased 40% for the three months ended June 30, 2008, to $43.6 million.

Outlook

AECOM announced backlog totaling $7.1 billion at June 30, 2008, a 15% increase year over year.

“AECOM continued to deliver strong results across all of our end markets and geographies during the third quarter,” said Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer.  “Moreover, the $900-million increase in our year-over-year backlog indicates continued strength and solid momentum in our end markets.”

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Dionisio cited the nine acquisitions that AECOM has closed year to date as an indicator of the company’s execution on its strategic plan.  “Our ability to complement our organic growth with key acquisitions positions us well to leverage the opportunities that we see in the global infrastructure market.”

Based on its results through the first three quarters of the fiscal year, as well as its strong backlog, AECOM has raised its EPS outlook for fiscal year 2008 to $1.34 to $1.37.  This range takes into account an expected $0.01 per share dilution related to the recent Earth Tech acquisition.

Previously, AECOM expected that EPS would be $1.30 to $1.34, which did not include the $0.01 dilution associated with the Earth Tech acquisition.

AECOM is hosting a conference call today at 10 a.m. EDT, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast on the Internet at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 41,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  AECOM serves clients in more than 100 countries and had revenue of $4.7 billion during the 12-month period ended June 30, 2008.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

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AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenue	$1,321,203	$1,100,656	$3,565,574	$3,122,914
Other direct costs	467,919	456,965	1,285,952	1,386,607

Revenue, net of other direct costs	853,284	643,691	2,279,622	1,736,307
Cost of revenue, net of other direct costs	437,263	331,600	1,167,614	891,926
Gross profit	416,021	312,091	1,112,008	844,381

Equity in earnings of joint ventures	5,313	3,992	12,163	7,628
General and administrative expenses	357,152	270,401	956,498	738,375
Income from operations	64,182	45,682	167,673	113,634

Minority interest in share of earnings	4,862	3,824	10,939	9,058
Gain on sale of equity investment	—	—	—	11,286
Non-Operating Income	756	—	(872)	—
Interest income (expense) - net	(198)	(6,312)	4,111	(9,615)
Income before income tax expense	59,878	35,546	159,973	106,247

Income tax expense	21,424	11,360	56,197	35,343
Net income	$38,454	$24,186	$103,776	$70,904

Net income allocation:
Preferred stock dividend	$36	$68	$131	$184
Net income available for common stockholders	38,418	24,118	103,645	70,720
Net income	$38,454	$24,186	$103,776	$70,904

Net income per share:
Basic	$0.38	$0.30	$1.03	$1.09
Diluted	$0.37	$0.26	$1.00	$0.85

Weighted average shares outstanding:
Basic	102,020	80,915	100,745	64,948
Diluted	104,563	92,037	103,681	83,013

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	June	September
	FY 2008	FY 2007
Balance Sheet Information:
Cash and cash equivalents	$173,108	$216,911
Working capital	461,740	597,655
Working capital, net of cash and cash equivalents	288,632	380,744
Total debt	88,840	47,950
Total stockholders’ equity	1,448,751	1,278,485

	Nine Months Ended
	June 30, 2008	June 30, 2007
Cash Flow Information:
Net cash (used in) provided by operating activities	$92,010	$20,339

AECOM TECHNOLOGY CORPORATION

Reportable Segments

($ in thousands)

	Professional	Management
	Technical	Support
	Services	Services	Corporate	Total
Three Months Ended June 30, 2008
Revenue	$1,096,986	$224,217	$—	$1,321,203
Other direct costs	287,271	180,648	—	467,919
Revenue, net of other direct costs	809,715	43,569	—	853,284
Cost of revenue, net of other direct costs	411,416	25,847	—	437,263
Gross profit	398,299	17,722	—	416,021
Gross profit as a % of revenue	36.3%	7.9%	—	31.5%
Gross profit as a % of revenue, net of other direct costs	49.2%	40.7%	—	48.8%
Equity in earnings of joint ventures	2,922	2,391	—	5,313
General and administrative expenses	330,714	9,466	16,972	357,152
Segment income from operations	70,507	10,647	(16,972)	64,182

Segment assets	2,561,708	210,721	148,562	2,920,991

Three Months Ended June 30, 2007
Revenue	$904,349	$196,307	$—	$1,100,656
Other direct costs	291,799	165,166	—	456,965
Revenue, net of other direct costs	612,550	31,141	—	643,691
Cost of revenue, net of other direct costs	312,196	19,404	—	331,600
Gross profit	300,354	11,737	—	312,091
Gross profit as a % of revenue	33.2%	6.0%	—	28.4%
Gross profit as a % of revenue, net of other direct costs	49.0%	37.7%	—	48.5%
Equity in earnings of joint ventures	1,064	2,928	—	3,992
General and administrative expenses	252,598	5,394	12,409	270,401
Segment income from operations	48,820	9,271	(12,409)	45,682

Nine Months Ended June 30, 2008
Revenue	$2,945,494	$620,080	$—	$3,565,574
Other direct costs	776,623	509,329	—	1,285,952
Revenue, net of other direct costs	2,168,871	110,751	—	2,279,622
Cost of revenue, net of other direct costs	1,100,597	67,017	—	1,167,614
Gross profit	1,068,274	43,734	—	1,112,008
Gross profit as a % of revenue	36.3%	7.1%	—	31.2%
Gross profit as a % of revenue, net of other direct costs	49.3%	39.5%	—	48.8%
Equity in earnings of joint ventures	6,630	5,533	—	12,163
General and administrative expenses	892,621	21,208	42,669	956,498
Segment income from operations	182,283	28,059	(42,669)	167,673

Segment assets	2,561,708	210,721	148,562	2,920,991

Nine Months Ended June 30, 2007
Revenue	$2,501,436	$621,478	$—	$3,122,914
Other direct costs	844,980	541,627	—	1,386,607
Revenue, net of other direct costs	1,656,456	79,851	—	1,736,307
Cost of revenue, net of other direct costs	844,771	47,155	—	891,926
Gross profit	811,685	32,696	—	844,381
Gross profit as a % of revenue	32.4%	5.3%	—	27.0%
Gross profit as a % of revenue, net of other direct costs	49.0%	40.9%	—	48.6%
Equity in earnings of joint ventures	960	6,668	—	7,628
General and administrative expenses	688,541	17,200	32,634	738,375
Segment income from operations	124,104	22,164	(32,634)	113,634